EXPERIENCE ART AND DESIGN, INC. For Immediate Release
Company Contact: Gordon Root President (971) 202-2435 gordon@ExperienceAD.com

Experience Art and Design Appoints three new Board Members

Gary Arford, Michael Noonan and Roy Rose to join Board of Directors

PORTLAND, Oregon, December 30, 2013 - Experience Art and Design, Inc., (OTCQB:  EXAD) a Nevada corporation (“EXAD” or the “Company”), is pleased to announce the appointment of Gary Arford, Michael Noonan and Roy Rose to its Board of Directors.

Mr. Gary Arford is the President and Founder of Comprehensive Wealth Management, a financial planning and investment management firm that specializes in allocating, protecting, and leveraging assets for executives, professionals, and small business owners.  Prior to experience included two decades as a senior officer for US Bancorp where he held portfolios valued at over $1 billion for real estate and international lending, amongst others.

Mr. Michael Noonan has more than 25 years of corporate finance and corporate governance experience with companies listed on the New York Stock Exchange, Nasdaq and the American Stock Exchange.  He received an Executive Juris Doctorate from Concord School of Law in Los Angeles, California, an MBA from Athabasca University in Alberta, Canada; and a Bachelor of Business Administration degree in Business Administration and Economics from Simon Fraser University in British Columbia, Canada.

Mr. Roy Rose has structured nearly 40 acquisitions, mergers and management buyouts since 1985.  He has also served in the roles of Chairman, CEO, Board Member and President of numerous companies as well as sat on the boards of several non-profits.  Mr. Rose’s most recent efforts have been focused around creating sustainable philanthropic endeavors. He played a major role in gaining approval by the Vatican to reproduce artwork held by the Church for the benefit of charitable organizations. His efforts ultimately aided charities in raising nearly $40M dollars. For his persistence and contributions to charity the Duchess of York, Sarah Ferguson, awarded Mr. Rose with a “Little Red” an award only given to people who she deemed would make a difference in the philanthropic world.

About Experience Art and Design, Inc.:

EXAD operates in the fine art industry through its wholly-owned subsidiary, Chiurazzi Internazionale S.r.l., an Italian corporation which owns the Chiurazzi Foundry in Casoria, Italy. Chiurazzi creates reproductions from its Chiurazzi Mould Collection comprised of more than 1,650 artistic bronze sculpture moulds taken from original marble masterpieces housed in museums throughout the world.

Forward-Looking Statements

This news release may include forward-looking statements including statements that reflect the Company's current expectations about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "hope," or similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks may be described from time to time in the Company's SEC filings, which are available online at www.sec.gov; and such factors as incorporated by reference. The Company does not undertake any obligation to update any forward-looking statements as a result of new information or developments, except as required by law.